EXHIBIT 4.1


Frank A. Ciccotto, Jr.
Managing Director
E-Business Services
55 Water Street, 45th Floor
New York, NY  10041
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                 STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                 August 21, 2007


Van Kampen Funds, Inc.
522 Fifth Avenue
New York, New York  10020

The Bank of New York
BNY Atlantic Terminal
2 Hanson Place,
12th Floor Brooklyn,
New York 11417
Unit Investment Trust Dept.


              Re: Van Kampen Unit Trusts, Taxable Income Series 117

                        Insured Income Trust, Series 154


Gentlemen:

         We have examined Registration Statement File No. 333-141841 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------
                                                                  Vice President